Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SYNERGY PHARMACEUTICALS INC.

(a Delaware Corporation)

PURSUANT TO SECTIONS 228, 242 AND 245 OF THE

DELAWARE GENERAL CORPORATION LAW

SYNERGY PHARMACEUTICALS INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

1. The name of the Corporation is Synergy Pharmaceuticals Inc. The date of the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was February 11, 1992 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was “IgX Corp.”.

2. This Second Amended and Restated Certificate of Incorporation (this “Certificate”) amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on December 24, 1997, as amended on January 27, 1998, September 29, 1998, and May 10, 1999, (the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

3. The text of this Certificate is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized officer of the Corporation this 1st day of February, 2012.

SYNERGY PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob
Name: Gary S. Jacob
Title: Chief Executive Officer

Exhibit A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SYNERGY PHARMACEUTICALS INC.

ARTICLE I

The name of the Corporation is Synergy Pharmaceuticals Inc.

ARTICLE II

The Corporation may change the location of its registered office from time to time without amendment of this Certificate of Incorporation. The current principal place of business and mailing address of the Corporation is 420 Lexington Avenue, Suite 1609, New York, New York 10170.

ARTICLE III

The purpose of the Corporation shall be to engage in and transact any and all lawful business.

ARTICLE IV

A.   Number and Class of Shares Authorized; Par Value.

The Corporation is authorized to issue the following shares of capital stock:

(1) Common Stock. The aggregate number of shares of common stock (referred to in this Certificate of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 100,000,000 with a par value of $0.0001 per share.

(2) Preferred Stock. The aggregate number of shares of preferred stock (referred to in this Certificate of Incorporation as “Preferred Stock”) which the Corporation shall have authority to issue is 20,000,000 with a par value of $.001 per share.

B.   Description of Shares of Preferred Stock.

The terms, preferences, limitations and relative rights of the shares of Preferred Stock are as follows:

(1) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited (including, by way of illustration and not limitation, in excess of one vote per share), or without voting powers, and with such designations, preferences and relative participating, option or other rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

(a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors; and

(b) The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative; and

(c) Whether shares of such series shall be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares; and

(d) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; and

(e) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock, other securities, or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

(f) The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher number of votes per share as may be designated by the Board of Directors; and

(g) The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or other securities of the Corporation, whether or not convertible into shares of stock with the Corporation.

(2) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series. When payment of the consideration for which shares of Preferred Stock are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable.

C.   Common Stock Voting Rights.

Each record holder of Common Stock shall be entitled to one vote for each share held. Holders of Common Stock shall have no cumulative voting rights in any election of directors of the Corporation.

ARTICLE V

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE VI

The officer(s) and/or director(s) of the Corporation is/are:

Gary S. Jacob, President/CEO

420 Lexington Avenue, Suite 1609

New York, NY 10170

The number of directors of this Corporation shall be the number from time to time fixed by or in the manner provided in the by-laws, but at no time shall said number of directors be less than one (1).

ARTICLE VII

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the Statutes of the State of Delaware, as the same may be amended and supplemented.

ARTICLE VIII

The Corporation shall, to the fullest extent permitted by the Statutes of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

ARTICLE X

The power to adopt, alter, amend or repeal bylaws shall be vested in the Board of Directors.